Exhibit 99.1

Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Clarifies Powder River Basin Production Volumes

ABINGDON, VA, July 16, 2010 — Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, today clarified its second quarter and June 30 year-to-date 2010 Powder River Basin production volumes following incorrect mine production data reported on the Mine Safety and Health Administration (MSHA) website.

The Belle Ayr mine produced a total of 5.6 million tons and the Eagle Butte mine produced a total of 5.4 million tons during the second quarter ended June 30, 2010.  Year-to-date production through June 30, 2010 totaled 11.9 million tons and 11.4 million tons at Belle Ayr and Eagle Butte, respectively.

The MSHA-reported production information is being revised accordingly and should be available on the MSHA public database in the near future.  Alpha’s shipment volumes and financial performance will be reported in the company's second quarter 2010 earnings release on August 4, 2010.

About Alpha Natural Resources
Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of more than 90 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The company, through its affiliates, employs approximately 6,400 people and operates more than 60 mines and 14 coal preparation facilities in the regions of Northern and Central Appalachia and the Powder River Basin.  More information about Alpha can be found on the company’s Web site at www.alphanr.com.

Investor Relations Contact

Todd Allen
Vice President, Investor Relations
Tel. 276-739-5328
Email: tallen@alphanr.com

Media Contact

Ted Pile
Vice President, Corporate Communications
Tel. 276-623-2920
tpile@alphanr.com